027 California Tax Exempt Income Fund Attachment
3/31/07 Semi annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	39,514
Class B	1,884
Class C	367

72DD2 (000s omitted)

Class M	111

73A1

Class A	$0.167334
Class B	 0.141185
Class C	 0.135493

73A2

Class M	$0.154957

74U1 (000s omitted)

Class A	235,339
Class B	 11,859
Class C	  2,604

74U2 (000s omitted)

Class M	693

74V1

Class A	8.18
Class B	8.17
Class C	8.21

74V2

Class M	8.16

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.